Exhibit 23.1

Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Kensey Nash Corporation and Subsidiaries and management’s report on the effectiveness of internal control over financial reporting dated September 13, 2006, appearing in the Annual Report on Form 10-K of Kensey Nash Corporation and Subsidiaries for the year ended June 30, 2006.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

December 14, 2006